------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number     3235-0287
                                                  Expires: September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

     Sherman, Mandel
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     c/o 210 Dartmouth
--------------------------------------------------------------------------------
                                    (Street)

     Pawtucket                       Rhode Island         02860
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer and Name and Ticker or Trading Symbol

U.S. AUTOMOTIVE MANUFACTURING, INC. (USAM)

================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

March 1996
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [ X ]   Officer (give title below)           [ X ]   Other (specify below)

             President and principal stockholder of General Partner
                  of Elmgrove Associates II, L.P. (10% Owner)
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [ ] Form filed by one Reporting Person
   [X] Form filed by More than One Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         3/14/96        P               750,000     A               750,000        I        ** See Note
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                 2.                                                                                       Deriv-    of
                 Conver-                    5.                                 7.                         ative     Deriv-   11.
                 sion                       Number of                          Title and Amount           Secur-    ative    Nature
                 or                         Derivative    6.                   of Underlying     8.       ities     Secur-   of
                 Exer-             4.       Securities    Date                 Securities        Price    Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A)  Exercisable and      (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price    Trans-   action   or Disposed   Expiration Date      ----------------  Deriv-   Owned     (D) or   Bene-
1.               of       action   Code     of(D)         (Month/Day/Year)               Amount  ative    at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------               or      Secur-   of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)      Date     Expira-               Number  ity      Month     (I)      ship
Security         Secur-   Day/     ------   ------------  Exer-    tion                  of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V    (A)   (D)    cisable  Date        Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Common
                                                                              Stock
                                                                              $.001
Warrant                                                                       par                                             **See
(Right to Buy)   $2.28    2/1/96   A         980,000*     2/1/96    2/1/2001  value      980,000*                    I        Note
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Common
                                                                              Stock
                                                                              $.001
Warrant                                                                       par                                             **See
(Right to Buy)   $2.28    3/14/96  A         200,000*     3/14/96   3/14/2001 value      200,000*                    I        Note
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Common
                                                                              Stock
                                                                              $.001
Options                                                                      par                                             **See
(Right to Buy)   $2.28    2/1/96   A         762,074*     2/1/96    2/1/1998  value     762,074* 1,942,074*         I        Note

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

     Warrants to purchase 1,180,000 shares of Common Stock granted to Elmgrove Associates II, L.P. between January and March 1996 in private transaction, all of which warrants are immediately vested and exercisable.

     Options to purchase shares owned by Ronald Tygar, former President of Issuer, and his wife, Francine Tygar.

     * Reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

     ** Item 7 (Table I and Item II (Table II)- By Elmgrove Associates II, L.P.. Reporting Person is the President and principal stockholder of General Partner of Elmgrove Associates II, L.P.

     /S/ MANDEL SHERMAN                                       April 14, 1998
---------------------------------------------            -----------------------
     ***Signature of Reporting Person                             Date
        Mandel Sherman

*** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.

 (122797DTI)